FIFTH AMENDMENT TO REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT
This Fifth Amendment to Revolving Credit, Term Loan and Security Agreement (this “Amendment”) is made as of this 22nd day of January, 2016 among APPLIANCE RECYCLING CENTERS OF AMERICA, INC., a Minnesota corporation (“ARCA”), ARCA RECYCLING, INC., a California corporation (“ARCA Recycling”), ARCA CANADA INC., an Ontario, Canada, corporation (“ARCA Canada”), APPLIANCESMART, INC., a Minnesota corporation (“ApplianceSmart,” together with ARCA, ARCA Recycling and ARCA Canada, collectively, the “Borrowers” and each individually, a “Borrower”), certain financial institutions party to the Credit Agreement from time to time as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as agent and lender (“PNC,” in such capacity, “Agent”).
RECITALS
A.The Borrowers, Lenders and PNC are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of January 24, 2011 (as the same may have been amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which PNC has made certain loans to, and extensions of credit for the account of, the Borrowers. The Credit Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms used not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.
B.    Certain Designated Events of Default (as defined in those certain reservation of rights letters delivered to the Borrowers by Agent on July 9, 2015 and August 27, 2015 respectively) have occurred and are continuing. In addition to the Designated Events of Default, the Borrowers have failed to comply with Section 7.5(b) of the Credit Agreement by permitting loans to the AAP Joint Venture to exceed $300,000 as of September 30, 2015 and thereafter (the “AAP Joint Venture Event of Default,” together with the Designated Events of Default, the “Existing Events of Default”).
C.    The Borrowers have requested, and PNC has agreed, to waive the Existing Events of Default and amend certain provisions of the Credit Agreement, in each case subject to the terms and conditions of this Amendment.
NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.Waiver of Existing Events of Default. Upon the Effective Date, Agent and Lenders hereby waive the Existing Events of Default provided however that such waiver shall in no way constitute a waiver of any other Default or Event of Default which may have occurred, nor shall this waiver obligate Agents or Lenders to provide any further waiver of any other Default or Event of Default under the Credit Agreement (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with Sections 6.5(a), 7.5 or 9.7 of the Loan Agreement). This waiver shall not preclude the future exercise of any right, power, or privilege available to Agents or Lenders whether under the Credit Agreement, the Other Documents or otherwise upon the occurrence of any Event of Default after the date hereof. In connection with such waiver, the Lenders hereby agree (i) to cease charging the Default Rate and (ii) to permit the Borrowers to request Eurodollar Rate Loans in accordance with terms of the Credit Agreement.
2.    Amendments to Credit Agreement.
(a)    Additional Defined Terms. As of the Effective Date, the following defined term shall be added to Section 1.2 of the Credit Agreement in the appropriate alphabetical order:
“Applicable Margin” shall mean for Revolving Advances and the Term Loan as of the Fifth Amendment Date and through and including the date immediately prior to the first Adjustment Date (as defined below) (a) an amount equal to three and one quarter of one percent (3.25%) for Revolving Advances consisting of Domestic Rate Loans, (b) an amount equal to four and one quarter of one percent (4.25%) for Revolving Advances consisting of Eurodollar Rate Loans, (c) an amount equal to three and three quarters of one percent (3.75%) for Advances under the Term Loan consisting of Domestic Rate Loans, and (d) an amount equal to four and three quarters of one percent (4.75%) for Advances under the Term Loan consisting of Eurodollar Rate Loans.
Effective as of the first day following receipt by Agent of the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate for the fiscal quarter ending June 30, 2016 required under Section 9.7 hereof, and thereafter on the first day following receipt of the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the most recently completed fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Fixed Charge Coverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
	Revolving Advances	Term Loan	Revolving Advances	Term Loan
Greater than 1.75 to 1.00	1.75%	2.25%	2.75%	3.25%
Less than or equal to 1.75 to 1.00 but greater than 1.50 to 1.00	2.25%	2.75%	3.25%	3.75%
Less than or equal to 1.50 to 1.00 but greater than 1.25 to 1.00	2.75%	3.25%	3.75%	4.25%
Less than or equal to 1.25 to 1.00	3.25%	3.75%	4.25%	4.75%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.7 or 9.8 (as applicable). Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7 or 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.
If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
“Carbon Offset” shall mean carbon offset credit income received by the Borrowers in an amount equal to at least $1,000,000 during the first quarter of 2016.
“Fifth Amendment” shall mean the Fifth Amendment to the Revolving Credit, Term Loan and Security Agreement, dated as of the Fifth Amendment Date and entered into by and among the Borrowers, the Agent and the Lenders.
“Fifth Amendment Date” shall mean January 22, 2016.
(b)    Changes to Defined Terms. As of the Effective Date, the following defined terms shall be amended and restated as follows:
“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) any other non-cash charges, including without limitation, any stock or other equity consideration and/or compensation for such period, acceptable to Agent in its reasonable discretion, plus (v) fees and expenses incurred by the Borrowers in connection with the Fifth Amendment in an amount not to exceed $150,000 to the extent expensed and not capitalized.
“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage; provided, however, that if the Eurodollar Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The Eurodollar Rate may also be expressed by the following formula:
Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on
Eurodollar Rate =    Bloomberg Page BBAM1
1.00 - Reserve Percentage
The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus cash distributions (including tax distributions) and cash dividends made during such period (including any cash contributions, investments or payments made to or on behalf of AAP in excess of $800,000), minus cash taxes paid during such period to (b) all Debt Payments made during such period.
“Revolving Interest Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin, and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus the Applicable Margin.
“Term Loan Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin, and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus the Applicable Margin.
(c)    Financial Covenants. As of the Effective Date, Section 6.5(a) and (b) of the Credit Agreement are amended and restated as follows:
6.5. Financial Covenants.
(a) Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2016, cause to be maintained as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, measured on a trailing twelve-month basis, provided, however, that for the fiscal quarter ending (i) March 31, 2016, the Fixed Charge Coverage Ratio shall be measured on a trailing three-month basis; (ii) June 30, 2016, the Fixed Charge Coverage Ratio shall be measured on a trailing six-month basis and (iii) September 30, 2016, the Fixed Charge Coverage Ratio shall be measured on a trailing nine-month basis; provided, further, if Borrowers have not received the Carbon Offset on or before March 31, 2016, the Fixed Charge Coverage Ratio shall not be tested for the fiscal quarter ending March 31, 2016.
(b) Minimum EBITDA. If Borrowers have not received the Carbon Offset on or before March 31, 2016, achieve, for the quarter ending March 31, 2016, minimum EBITDA of not less than ($500,000) for the one fiscal quarter then ending.
(d)    Leases. As of the Effective Date, Section 7.11 of the Credit Agreement is amended and restated as follows:
7.11    Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $7,000,000 in any one fiscal year in the aggregate for all Borrowers.
(e)    Loans. As of the Effective Date, Section 7.5 of the Credit Agreement is amended and restated as follows:
7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, and (ii) Borrowers may make loans to the AAP Joint Venture; provided, that, for each applicable time period set forth below, the aggregate amount of such loans shall not exceed the amount set forth below opposite such time period:

Time Period	Maximum amount of loans to AAP Joint Venture
From December 31, 2015 and at all times thereafter	$1,000,000
Agent and Lenders acknowledge and agree that the Borrowers may convert the loans owing by the AAP Joint Venture to the Borrowers to an equity investment in the AAP Joint Venture, so long as the loans owing by the AAP Joint Venture to certain of the principals of the AAP Joint Venture are also converted to an equity investment in the AAP Joint Venture.
(f)    Term; Prepayment. Upon and as of the Effective Date, Section 13.1 of the Credit Agreement is amended and restated as follows:
13.1.    Term; Prepayment. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 31, 2017 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.
3.    Representations, Warranties, Covenants. Each Borrower hereby:
(a)    represents and warrants to the Agent and the Lenders that all representations and warranties set forth in the Credit Agreement and all of the other Existing Financing Agreements are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);
(b)    reaffirms all of the covenants contained in the Credit Agreement as amended hereby and covenants to abide thereby until the satisfaction in full of the Obligations and the termination of the commitments of the Lenders under the Credit Agreement;
(c)    represents and warrants to the Agent and the Lenders that no Default or Event of Default (other than the Existing Events of Default) has occurred and is continuing under any of the Existing Financing Agreements;
(d)    represents and warrants to the Agent and the Lenders that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate or company action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its organizational documents or of any contract or agreement to which it is a party or by which any of its properties are bound; and
(e)    represents and warrants to the Agent and the Lenders that this Amendment is valid, binding and enforceable against the Borrowers in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought in equity or at law).
4.    Fees. The Borrowers shall pay to Agent, for the benefit of Lenders, (i) a non-refundable closing fee in the amount of $100,000 (the “Fifth Amendment Fee”), which fee shall be fully earned and due and payable on the Effective Date and (ii) a non-refundable success fee in the amount of $62,750 (the “Success Fee”), which fee shall be fully earned on the Effective Date, and due and payable on the last day of the Term.
5.    Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date (the “Effective Date”) when all of the following conditions precedent have been satisfied:
(a)    Agent shall have received this Amendment fully executed by Borrowers and the Lenders;
(b)    Agent shall have received the Fifth Amendment Fee in immediately available funds;
(c)    Agent shall have received an ALTA 11-06 endorsement to the title policy related to the Mortgage;
(d)    The Borrowers shall have Undrawn Availability of at least $750,000;
(e)    Agent shall have received (i) an updated Inventory appraisal and (ii) an updated appraisal for the real estate located at 1920 South Acacia Avenue, Compton, California, each of which shall be in form and substance satisfactory to Agent; and
(f)    No Default or Event of Default (other than the Existing Events of Default) shall have occurred and be continuing.
6.    Further Assurances. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.
7.    Payment of Expenses. Borrowers shall pay or reimburse Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.
8.    Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended by this Amendment, and all other of the Other Documents are hereby reaffirmed and shall continue in full force and effect as therein written.
9.    Miscellaneous.
(a)    Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
(b)    Loan Document. This Amendment is an “Other Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Other Documents shall apply hereto.
(c)    Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(d)    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.
(e)    Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction
(f)    Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, PDF or other electronic transmissions, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(g)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and its respective successors and assigns.

[SIGNATURES TO APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWERS:	APPLIANCE RECYCLING CENTERS OF AMERICA, INC. By: _______________________________ Name: Edward R. Cameron Title: President and CEO
ARCA RECYCLING, INC. By: _______________________________ Name: Edward R. Cameron Title: CEO
ARCA CANADA, INC. By: _______________________________ Name: Edward R. Cameron Title: President and CEO
APPLIANCESMART, INC. By: _______________________________ Name: Edward R. Cameron Title: CEO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent By: _______________________________ Timothy Canon, Vice President 200 S. Wacker Drive, Suite 600 Chicago, IL 60606

074658.01816/101901469v.4